U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: SG Cowen Principal Protection Trust I

Address of Principal Business Office (No. & Street, City, State, Zip Code):

1221 Avenue of the Americas
New York, New York 10020

Telephone Number (including area code): (212) 278-6162

Name and address of agent for service of process:

Peige Loh
1221 Avenue of the Americas
New York, New York 10020

Check Appropriate Blank:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes ___X____        No _______

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Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York, and State of New York on the 29th day of August, 2002.

[SEAL]                                                                        Signature:

                                                                                    SG Cowen Principal Protection Trust I
                                                                                    (Name of Registrant)

                                                                                        BY:  /s/ Peige Loh

                                                                                                Peige Loh

                                                                                                Trustee

                                                                                                (Name of director, trustee or officer

                                                                                                signing on behalf of Registrant)

Attest:

BY:  /s/ S. Chris Church

            S. Chris Church